REEBOK INTERNATIONAL LTD.
              (Amounts in Thousands, Except Per Share Data)


Exhibit 11  -  Statement RE:  Computation of Per Share Earnings


                                                    Three Months Ended
                                                        March 31,
                                                    __________________

                                                    1995         1994
                                                    ____         ____

Primary
________________________________

Average shares outstanding                          80,693      83,288

Net effect of dilutive stock options                 1,909       2,032
                                                   _______     _______

Total                                               82,602      85,320

                                                   =======     =======

Net income                                         $65,917     $65,789

                                                   =======     =======

Per share amount                                   $  0.80     $  0.77

                                                   =======     =======

Fully Diluted
________________________________

Average shares outstanding                           80,693     83,288

Net effect of dilutive stock options                  1,909      2,155
                                                    _______    _______

Total                                                82,602     85,443

                                                    =======    =======

Net income                                          $65,917    $65,789

                                                    =======    =======

Per share amount                                    $  0.80    $  0.77

                                                    =======    =======


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